Exhibit No. 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Second Quarter 2009 Results
— Revenue Increase of 34% from Prior Year Quarter —
— Second Quarter 2009 Operating Margin of 21% —
— Annual Revenue Guidance Increased to 25% growth over 2008 —
Golden, Colo. (July 28, 2009) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare ratings company, today reported financial results for the second quarter ended June 30, 2009.
Ratings and advisory revenue for the three months ended June 30, 2009 increased $3.2 million, or 34%, to $12.5 million from $9.3 million for the three months ended June 30, 2008. The revenue growth was principally driven by an increase of $2.4 million or 141% from the Company’s Internet Business Group compared to the three months ended June 30, 2008 and $0.7 million, or 10%, from the Company’s Provider Services business compared to the three months ended June 30, 2008.
Gross margins for the three months ended June 30, 2009 and 2008 were approximately 85% and 83%, respectively. Operating margins for the three months ended June 30, 2009 and 2008 were approximately 21% and 18%, respectively.
Operating income for the three months ended June 30, 2009 was $2.7 million, a $1.0 million increase, or 60%, over the three months ended June 30, 2008. Net income attributable to HealthGrades for the three months ended June 30, 2009 was $1.7 million or $0.06 per diluted share, compared to approximately $1.2 million, or $0.04 per diluted share, for the same period of 2008.
Provider Services
For the three months ended June 30, 2009, Provider Services revenue, which principally includes sales of hospital marketing products and quality-improvement products, was $7.8 million, an increase of $0.7 million, or 10%, over the same period of 2008. This increase reflects increased revenue from both the Company’s marketing and quality-improvement products. For the six months ended June 30, 2009 and 2008, 36% and 40% of all new sales in Provider Services were to existing clients, respectively. For the six months ended June 30, 2009 and 2008, the Company retained or signed new contracts representing approximately 76% and 75%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.

Internet Business Group
For the three months ended June 30, 2009, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports and subscriptions to consumers, revenue from the HealthGrades Connecting Point™ product and internet advertising and sponsorship revenue, was $4.1 million, an increase of $2.4 million, or 141% over the same period of 2008. This increase in revenue is a result of strong growth from all products in the Internet Business Group. For the three months ended June 30, 2009, the Company’s internet advertising and sponsorship revenue included approximately $1.0 million from www.WrongDiagnosis.com, the website acquired from Adviware in October 2008. The Company’s total revenue from quality reports to consumers increased $0.6 million due principally to sales of its Watchdog subscription service. In addition, revenue from Connecting Point includes approximately $0.5 million related to the Company’s agreement with Fresenius Medical Care North America signed in June 2008.
Strategic Health Solutions
For the three months ended June 30, 2009, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others, as well as any sales of the Company’s data, was $0.5 million, unchanged from the same period in 2008.
Operating Expenses
Operating expenses increased $1.9 million to $8.0 million for the three months ended June 30, 2009 from approximately $6.1 million for the three months ended June 30, 2008. Sales and marketing expenses increased $0.7 million, product development expenses increased $0.5 million, and general and administrative expenses increased $0.7 million for the three months ended June 30, 2009 compared to the three months ended June 30, 2008.
Sales and marketing expenses for the three months ended June 30, 2009 were $3.1 million compared to $2.4 million for the three months ended June 30, 2008. This increase is mainly due to an increase in sales personnel, associated travel expenses and investments we have made in our sponsorship and advertising business. In addition, sales and marketing expenses increased due to costs incurred related to the websites at www.WrongDiagnosis.com and www.CureResearch.com, which were acquired in October 2008.
Product development expenses for the three months ended June 30, 2009 were $2.2 million compared to $1.7 million for the three months ended June 30, 2008. This increase is principally due to additional personnel hired to support product development efforts, including both the improvement of existing products and the development of new product offerings. In particular, the Company added personnel to focus on advertising development initiatives, as well as several projects that are in process with its search engine partners. The Company also continues to invest in initiatives to both improve its existing data and bring new and actionable data to consumers. In addition, the Company continues to invest in the improvement of its physician data. The physician data that the Company maintains relates to nearly 800,000 physicians. HealthGrades continues to acquire new physician data and refine the Company’s data-matching process to improve both the impact and the accuracy of its information.

General and administrative expenses for the three months ended June 30, 2009 were $2.7 million compared to $2.0 million for the three months ended June 30, 2008. This increase is principally due to additional personnel hired and additional leased office space.
Income Taxes
Income tax expense for the three months ended June 30, 2009 and 2008 was $1.0 million and $0.7 million, respectively. For the three months ended June 30, 2009 and 2008, the Company’s effective income tax rates were approximately 39% and 37%, respectively.
Cash Position; Stock Repurchases
For the six months ended June 30, 2009, the Company generated $3.0 million in cash flow from operations. As of June 30, 2009, the Company had $13.7 million in cash and cash equivalents, a 21% increase over the balance at December 31, 2008. For the six months ended June 30, 2009, the Company did not repurchase any shares of its common stock.
2009 Results and Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “Particularly given the current economic environment, we are extremely pleased with our second quarter results. The performance of our Internet Business Group has been very strong. All products in this business unit are performing very well and our outlook for the remainder of the year for this business unit remains very positive.”
“As we noted in our first quarter earnings release, we have seen a lengthening in the sales cycle for our Provider Services contracts in particular. This trend has continued during the second quarter, which is not altogether surprising. Our second quarter tends to be the slowest for us in terms of new sales in this business unit as we release our new annual ratings each fall. In addition, we are seeing continued challenges in acquiring new customers. This issue was validated recently in a study published by the American Hospital Association which noted that nine in ten hospitals have made cutbacks to address economic concerns and 55% are seeing a moderate to significant decrease in inpatient admissions. However, we also continue to see very strong retention rates of our Provider Services contracts, which allowed us to post solid results in this business area in the first six months of the year. As we head into our new sales season, which typically begins in September, our focus for the remainder of the year in this area will be to accelerate the new sales close process as well as continuing to develop innovative solutions for our clients.”
Mr. Hicks continued, “I’m pleased with the results we have posted to date and am particularly encouraged with the strength of our Internet Business Group performance. Our investment in this area has and continues to produce significant benefit.”
Guidance
The Company is raising its full year guidance for ratings and advisory revenue to growth of 25% over 2008 or approximately $50 million. This is up from prior guidance of approximately $48 million in revenue or 20% growth over 2008. The guidance for operating margin in the range of 17% to 21% is being maintained.

Conference Call
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the internet, to discuss second quarter financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the internet broadcast. If you would like to participate, please call (800) 510-9691 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on July 28, 2009 and reference the following — Confirmation number: 89206041, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 18355212 until August 28, 2009.
About Health Grades, Inc.
Health Grades, Inc. (Nasdaq: HGRD — News) is the leading independent healthcare ratings organization, providing quality ratings, profiles and cost information on the nation’s hospitals, physicians, nursing homes and prescription drugs. Millions of patients and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ quality ratings, advisory services and decision-support resources. The HealthGrades network of websites, including HealthGrades.com and WrongDiagnosis.com, is a top-ten health property according to ComScore and is the internet’s leading destination for patients choosing providers. More information on the company can be found at www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected revenue and operating margin in 2009, impact of the economy on the Company’s business, management expertise, growth drivers, rate of growth, and management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising and sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements or to complete its strategic initiatives, a decline in anticipated contract retention rates or delays in sales cycles, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2008 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Ratings and advisory revenue	$12,476,011	$9,291,370	$24,859,894	$18,421,187
Other	6,012	6,113	11,025	12,105

Total revenue	12,482,023	9,297,483	24,870,919	18,433,292

Expenses:
Cost of ratings and advisory revenue	1,819,329	1,545,410	3,730,059	3,118,142

Gross margin	10,662,694	7,752,073	21,140,860	15,315,150

Operating expenses:
Sales and marketing	3,077,792	2,380,652	6,371,737	4,758,426
Product development	2,245,227	1,712,168	4,396,633	3,401,997
General and administrative	2,687,349	2,000,486	5,195,613	3,979,113

Income from operations	2,652,326	1,658,767	5,176,877	3,175,614

Other:
Interest income	6,598	127,291	13,677	328,401
Interest expense	(545)	(51)	(612)	(116)
Equity earnings of investment	34,000	—	34,000	—

Income before income taxes	2,692,379	1,786,007	5,223,942	3,503,899
Income taxes	1,044,889	657,699	1,990,938	1,323,387

Net income	1,647,490	1,128,308	3,233,004	2,180,512
Net loss attributable to noncontrolling interest	83,959	79,866	134,667	184,157

Net income attributable to Health Grades, Inc.	$1,731,449	$1,208,174	$3,367,671	$2,364,669

Net income per common share (basic)	$0.06	$0.04	$0.12	$0.08

Weighted average number of common shares used in computation (basic)	27,620,616	28,297,065	27,425,797	28,687,585

Net income per common share (diluted)	$0.06	$0.04	$0.11	$0.07

Weighted average number of common shares used in computation (diluted)	31,075,566	32,904,871	30,878,668	33,347,481

HEALTH GRADES, INC.
Condensed Balance Sheets

	JUNE 30,	DECEMBER 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$13,733,230	$11,327,741
Accounts receivable, net	5,876,123	9,563,163
Prepaid income taxes	—	12,603
Prepaid expenses and other current assets	1,017,933	1,087,914

Total current assets	20,627,286	21,991,421

Property and equipment, net	3,055,925	2,451,210
Intangible assets, net	750,613	854,613
Goodwill	9,104,790	9,104,060
Deferred income taxes	884,573	683,866

Total assets	$34,423,187	$35,085,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$269,662	$224,252
Accrued payroll, incentive compensation and related expenses	2,429,599	3,352,294
Accrued expenses	665,407	629,359
Current portion of capital lease obligations	2,131	1,898
Current portion of deferred rent	160,829	—
Deferred income	15,071,435	19,713,079
Income taxes payable	419,396	—
Deferred income taxes	118,474	130,493

Total current liabilities	19,136,933	24,051,375

Long-term portion of capital lease obligations	—	984
Long-term portion of deferred rent	168,589	309,131

Total liabilities	19,305,522	24,361,490

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 53,610,172 and 52,744,438 shares issued as of June 30, 2009 and December 31, 2008, respectively	53,609	52,743
Additional paid-in capital	99,409,705	98,242,403
Accumulated deficit	(50,658,493)	(54,026,164)
Treasury stock, 24,220,258 and 23,982,694 shares as of June 30, 2009 and December 31, 2008, respectively	(33,552,489)	(33,545,302)

Total Health Grades, Inc. equity	15,252,332	10,723,680
Noncontrolling interest	(134,667)	—

Total stockholders’ equity	15,117,665	10,723,680

Total liabilities and stockholders’ equity	$34,423,187	$35,085,170